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                                                                    Exhibit 99.1

                        SOUTHERN PERU COPPER CORPORATION

                                                           FOR IMMEDIATE RELEASE

SOUTHERN PERU SHAREHOLDERS ELECTED DIRECTORS AND RATIFIED AUDITORS

MEXICO CITY, D.F. MAY 30, 2003 -- Shareholders of Southern Peru Copper Corporation (NYSE: PCU and LSE: PCU) (SPCC) today elected 15 directors and ratified the selection by the Board of PricewaterhouseCoppers, as independent accountants at SPCC's annual meeting here.

     Elected directors to represent the common shareholders of SPCC are Messrs. Pedro Pablo Kuczynski and Gilberto Perezalonso Cifuentes.

     Elected to represent the Class A shareholders are Messrs. German Larrea Mota-Velasco, Emilio Carrillo Gamboa, Jaime Claro, Hector Garcia de Quevedo Topete, Xavier Garcia de Quevedo Topete, Oscar Gonzalez Rocha, Harold S. Handelsman, Genaro Larrea Mota-Velasco, Armando Ortega Gomez, Ramiro G. Peru, Juan Rebolledo Gout, Daniel Tellechea Salido, and J. Steven Whisler.

     SPCC is the largest mining company in Peru and one of the 10 largest private sector copper mining companies in the world. Grupo Mexico is a public company listed on the Mexican stock market and is widely traded internationally. It is a diversified mining company that ranks as the world's third largest copper producer, fourth in silver, eighth in zinc and third in molybdenum. The company's mining operations include mining, smelting and refining in Mexico, the United States and Peru. The company has developed one of the largest copper ore reserve positions in the industry. Grupo Mexico also owns a majority of, and operates, the largest and most profitable railroad in Mexico.